Exhibit 99.1

News Release

March 25, 2010	CONTACTS:

Media:
Gary Chapman, tel: +1 281 719 4324

Investor Relations:
Kurt Ogden, tel: +1 801 584 5959

Huntsman Announces Appointment of New Independent Board Member

The Woodlands, Texas – Huntsman Corporation (NYSE: HUN) today announced the appointment of Dr. Patrick Harker as a new independent director to its Board of Directors effective March 24, 2010.

Dr. Harker, age 51, has been President of the University of Delaware, Newark, Delaware since 2007. From February 2000 through June 2007, Dr. Harker was Dean of the Wharton School of the University of Pennsylvania and served as a Professor of Electrical and Systems Engineering in the University of Pennsylvania’s School of Engineering and Applied Science. Since 2000, Dr. Harker has served as a Trustee of the Goldman Sachs Trust and Goldman Sachs Variable Trust. He also served as a Member of the Board of Managers of the Goldman Sachs Hedge Fund Partners Registered Fund LLC from 2004 through 2009. Since May 2009, Dr. Harker has served as a director for Pepco Holdings, Inc.

Commenting on the appointment, Jon M. Huntsman, Executive Chairman of the Board of Directors of Huntsman Corporation said, “I am delighted that Dr. Harker has agreed to serve on our Board of Directors. I believe that his extensive experience in leading world-class institutions, along with his board and executive-level management experience and strong background in applied sciences, make him an excellent addition to the Board, and we all look forward to working with him.”

The Huntsman Board now comprises nine directors, seven of whom are independent directors.

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals. Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman today has more than 11,000 employees and operates from multiple locations worldwide. The Company had 2009 revenues of approximately $8 billion. For more information about Huntsman, please visit the Company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. In addition, the completion of any transactions described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

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